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                                                                      EXHIBIT 23



                         CONSENT OF INDEPENDENT AUDITORS


To the Stockholder and Board of Directors of Harris Bankcorp, Inc.:

We consent to the incorporation by reference in Registration Statement No. 33-28909 on Form S-3 of Harris Bankcorp, Inc. of our report dated January 28, 2000 except for Note 23, as to which the date is March 10, 2000, relating to the consolidated statements of condition of Harris Bankcorp, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, changes in stockholder's equity and cash flows for each of the years in the three year period ended December 31, 1999, which report appears on page 84 of the December 31, 1999 Annual Report on Form 10-K of Harris Bankcorp, Inc.





KPMG LLP                                        PricewaterhouseCoopers LLP


Chicago, Illinois
March 22, 2000